Exhibit 10.2

SUBSCRIBER FORFEITURE AGREEMENT

October 11, 2022

dMY Squared Technology Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Re:	Forfeiture of Subscriber’s dMY Squared Technology Group Class B Common Stock

Ladies and Gentlemen:

This Subscriber Forfeiture Agreement (the “Agreement”) is entered into as of October 11, 2022 by and between dMY Squared Sponsor, LLC, a Delaware limited liability company (the “Subscriber”), and dMY Squared Technology Group, Inc., a Massachusetts corporation (the “Company”).

WHEREAS, the Company and the Subscriber entered into that certain Securities Subscription Agreement, dated as of March 3, 2022 (the “Initial Subscription Agreement”), as amended by the Subscriber Forfeiture and Amendment No.1 to the Securities Subscription Agreement dated as of September 8, 2022 (the “Amendment No.1”) and the Subscriber Forfeiture and Amendment No.2 to the Securities Subscription Agreement dated as of September 29, 2022 (the “Amendment No.2”) (as in effect as of the date hereof and as may be further amended, restated, amended and restated, modified, or supplemented from to time, the “Subscription Agreement”) pursuant to which the Subscriber purchased two million, eight hundred seventy-five thousand (2,875,000) shares of Class B common stock, $0.0001 par value per share, of the Company (the “Shares”), up to three hundred seventy-five thousand (375,000) of which are subject to forfeiture if the underwriter of the initial public offering (the “IPO”) of units (the “Units”) of the Company, does not fully exercise its over-allotment option (the “Over-allotment Option”);

WHEREAS, in connection with the reduction of the size of the Company’s IPO from an offering of ten million (10,000,000) Units to an offering of seven million five hundred thousand (7,500,000) Units, the Company and the Subscriber entered into the Amendment No.1 pursuant to which (A) the Subscriber forfeited seven hundred eighteen thousand, seven hundred fifty (718,750) Shares, resulting in an aggregate of two million one hundred fifty-six thousand two hundred fifty (2,156,250) Shares outstanding, of which up to two hundred eighty-one thousand, two hundred fifty (281,250) Shares were intended to be subject to complete or partial forfeiture by the Subscriber if the underwriter of the Company’s IPO fully exercised its Over-allotment Option as described in the Subscription Agreement, and (B) the Company and the Subscriber amended the Initial Subscription Agreement to modify the number of Shares subject to forfeiture in connection with the IPO;

WHEREAS, in connection with the additional reduction of the size of the Company’s IPO from an offering of seven million five hundred thousand (7,500,000) Units to an offering of six million (6,000,000) Units (the “Adjusted IPO”), the Company and the Subscriber entered into the Amendment No.2 pursuant to which (A) the Subscriber forfeited four hundred thirty-one thousand two hundred fifty (431,250) Shares, resulting in an aggregate of one million seven hundred twenty-five thousand (1,725,000) Shares outstanding, of which up to two hundred twenty-five thousand (225,000) Shares were intended to be subject to complete or partial forfeiture by the Subscriber if the underwriter of the Company’s IPO fully exercised its Over-allotment Option as described in the Subscription Agreement, and (B) the Company and the Subscriber further amended the Initial Subscription Agreement to modify the number of Shares subject to forfeiture in connection with the IPO;

WHEREAS, in connection with the Adjusted IPO, the underwriter was granted an option to purchase up to an additional 900,000 units to cover over-allotments, if any. On October 7, 2022, the underwriter exercised its over-allotment option in part (the “Partial Over-Allotment”), and on October 11, 2022, the underwriter purchased 319,000 over-allotment units (the “Over-Allotment Units”) at an offering price of $10.00 per Over-Allotment Unit. Following the purchase of the Over-Allotment Unites, the underwriter informed the Company and the Subscriber that it will not exercise the remaining over-allotment option.

WHEREAS, further to the Partial Over-Allotment, the Subscriber desires to forfeit one hundred forty-five thousand two hundred fifty (145,250) Shares, resulting in an aggregate of one million five hundred seventy-nine thousand seven hundred fifty (1,579,750) Shares outstanding;

WHEREAS, as a result of such forfeiture, the per-Share purchase price will increase from approximately $0.015 per Share to approximately $0.016 per Share;

AND WHEREAS, the Subscriber desires to provide an irrevocable notice of forfeiture of certain Shares to the Company;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Forfeiture by Subscriber.

(a) In connection with and effective as of the date hereof, the Subscriber hereby agrees that one hundred forty-five thousand two hundred fifty (145,250) Shares shall be automatically forfeited (collectively, the “Subscriber Forfeiture Shares”), resulting in the Subscriber an aggregate of one million five hundred seventy-nine thousand seven hundred fifty (1,579,750) Shares.

(b) The Subscriber Forfeiture Shares forfeited pursuant to this Section 1 shall be cancelled for no consideration and any certificates representing such Subscriber Forfeiture Shares so forfeited shall be cancelled; provided, that to the extent any such certificate represents Shares in addition to any Subscriber Forfeiture Shares, which Shares are not forfeited pursuant to the terms hereof, the Company shall reissue such certificate with respect to the Shares not so forfeited.

2. Subscriber Representations. The Subscriber hereby represents and warrants to the Company, as of the date hereof, that:

(a) the execution, delivery and performance of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the formation and governing documents of the Subscriber, (ii) any agreement, indenture or instrument to which the Subscriber is a party or (iii) any law, statute, rule or regulation to which the Subscriber is subject, or any agreement, order, judgment or decree to which the Subscriber is subject;

(b) the Subscriber is a Delaware limited liability company, validly existing and in good standing under the laws of Delaware and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

(c) prior to the execution of this Agreement, the Subscriber has had the opportunity to ask questions of and receive answers from representatives of the Company concerning its investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to forfeit Shares, the Subscriber has relied solely on the Subscriber’s own knowledge and understanding of the Company and its business based upon the Subscriber’s own due diligence investigation and the information furnished pursuant to this paragraph. The Subscriber understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section 3 and the Subscriber has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or its prospects.

3. Further Assurances. The Subscriber agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

4. Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

5. Assignment. The rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

6. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

7. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

8. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

COMPANY:

DMY SQUARED TECHNOLOGY GROUP, INC.

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Co-Chief Executive Officer and Chairman

[Signature Page to Sponsor Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

SUBSCRIBER:

DMY SQUARED SPONSOR, LLC

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Manager

NOTICE INFORMATION:

Address:	1180 North Town Center Drive
Suite 100
Las Vegas, Nevada
89144
Attention:	Harry L. You
Email:	harry@dmytechnology.com

[Signature Page to Sponsor Forfeiture Agreement]